Exhibit 99.1

CMS Energy Announces New Organizational Structure to Support its Long-Term Company Strategy

JACKSON, Mich., May 15, 2025 – CMS Energy announced today a new corporate organizational structure to support the company’s operational transformation and long-term company strategy. The new structure, including new leadership roles and business units, will take effect on July 1, 2025.

“CMS Energy’s future strategy, long-term ambitions and business unit roadmaps will provide safe, reliable, affordable, clean and equitable energy for our customers and prepare our company for the future. This new organizational design will be a key enabler to serve our customers through consistent delivery of results across the triple bottom line of people, planet and prosperity,” said Garrick Rochow, President and CEO of CMS Energy and Consumers Energy.

The new organization will enable our continued commitment to excellence in customer service and operational success within the core business units focused on strategy execution. The new structure also organizes CMS Energy’s four key business units with the continued focus of the customer at the center of the business.

The company will make the following leadership appointments:

•	Customer. Lauren Snyder will be named senior vice president, chief customer and growth officer and will oversee Customer Operations, Customer Experience, Sales, Marketing and Customer Programs with a continued focus on customer needs and Economic Development.

•	Operations & Engineering. Tonya Berry will be named executive vice president & chief operating officer and have responsibility for the following teams: Electric Supply, Electric Distribution, and Natural Gas Delivery. The new operational business units will be run by the following individuals:

o	Electric Supply: Sri Maddipati, current vice president of electric supply, will be named president of electric supply, responsible for Energy Supply, Generating Plants/Resources and Supply Development.

o	Electric Distribution: Greg Salisbury, current vice president of electric distribution engineering, will be named president of electric distribution, responsible for the entire electric business – Operations and Engineering.

o	Natural Gas Delivery: LeeRoy Wells, Jr, current senior vice president of operations, will be named president of natural gas delivery, responsible for the entire natural gas business – Operations and Engineering.

•	Legal and Transformation. Shaun Johnson will be named executive vice president of business transformation and chief legal and administrative officer. Shaun will oversee the Legal, Compliance, Rates, Regulatory, Lean and Information Technology and Application and Analytics Teams.

o	Kelly Hall will be named senior vice president regulatory & legal affairs and deputy general counsel. Kelly will oversee the legal, regulatory and compliance organizations.

•	Finance and Business Support Services. Rejji Hayes, executive vice president and chief financial officer, will continue to oversee Investor Relations, Treasury, Accounting and Supply Chain. In addition, he will take on responsibility for NorthStar Clean Energy.

•	Strategy, Sustainability, External Affairs. Brandon Hofmeister, senior vice president will continue to oversee strategy, sustainability and external affairs.

CMS Energy (NYSE: CMS) is a Michigan-based energy provider featuring Consumers Energy as its primary business. It also owns and operates independent power generation businesses.

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Investors and others should note that CMS Energy routinely posts important information on its website and considers the Investor Relations section, www.cmsenergy.com/investor-relations, a channel of distribution.

Media Contact: Katie Carey, 517/740-1739

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